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MISSION COMMUNITY BANK, N.A. ANNOUNCES COMPLETION OF HOLDING COMPANY

SAN LUIS OBISPO, CA - December 15, 2000 - Anita Robinson, President of Mission Community Bank, N.A., announced that the formation of the Bank's holding company, Mission Community Bancorp, has been completed as of close of business today. As a result of the transaction, Mission Community Bank has become a wholly-owned subsidiary of the new holding company and shareholders of the bank have become shareholders of the holding company on a "one share for one share" basis. Shares of Mission Community Bancorp will be quoted on the OTC Bulletin Board starting on December 18th under the symbol "MISS."